SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

                  NOTIFICATION OF REGISTRATION FILED PURSUANT
             TO SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940

       The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:         BlackRock New Jersey Municipal Income Trust

Address of Principal Business Office (No. & Street, City,
Sate, Zip Code):

              c/o BlackRock Advisors, Inc.
              100 Bellevue Parkway
              Wilmington, Delaware 19809

Telephone Number (including area code):

              (888) 825-2257

Name and address of agent for service of process:

              Laurence D. Fink
              c/o BlackRock Financial Management, Inc.
              345 Park Avenue
              New York, New York 10154

With copies of Notices and Communications to:

              Richard T. Prins, Esq.
              Michael K. Hoffman, Esq.
              Skadden, Arps, Slate, Meagher & Flom LLP
              Four Times Square
              New York, New York 10026




Check Appropriate Box:

              Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                     YES    [X]            NO   [ ]




                                   SIGNATURE

       Pursuant to the requirements of the Investment Company Act of 1940, the sole trustee of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of New York and the state of New York on the 3rd day of April, 2001.


[SEAL]

                                            BlackRock New Jersey Muncipal
                                            Income Trust
                                            (REGISTRANT)



                                            By: /s/ Laurence D. Fink
                                                -------------------------
                                                Laurence D. Fink
                                                Sole Trustee




Attest: /s/ Laurence D. Fink
        ---------------------
        Laurence D. Fink
        Sole Trustee